UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2012

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Other Events.

On June 5, 2012, Merck & Co., Inc., or Merck, announced that the U.S. Food and Drug Administration, or FDA, issued a complete response letter regarding the New Drug Application, or NDA, for approval of ridaforolimus as a maintenance therapy for patients with metastatic soft-tissue and bone sarcomas who have stable disease or better after four or more cycles of chemotherapy.  The complete response letter states that the FDA cannot approve the application in its present form, and that additional clinical trial(s) would need to be conducted to further assess safety and efficacy.  Merck also announced that is in ongoing discussions with health authorities in Europe and other countries as part of their application procedures for ridaforolimus for the treatment of metastatic soft-tissue or bone sarcomas in patients who had a favorable response to chemotherapy, and that Merck is studying ridaforolimus in combination with other mechanisms in several tumor types.

ARIAD licensed ridaforolimus to Merck in 2010 for oncology indications.  As a result of the FDA’s complete response letter, ARIAD will not receive milestone and royalty payments from Merck related to regulatory approval and commercialization of ridaforolimus in the United States for patients with bone and soft-tissue sarcomas in the time periods it had previously estimated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date:	June 6, 2012